Exhibit 99.1

Clearfield, Inc. Reports Annual Growth and Profitability

Net Income of 31 Cents Per Share for Fiscal Year Ended September 30, 2009

  Net Revenues: $24.9M, up 6% from previous year
  Gross Profit: $8.9M, up 13% from previous year
  Income from Operations: $1.2M, up 21.5% from previous year
  Net Income: $3.8M, or 31 cents per share, improved from income of $1.5M from previous year, or diluted 13 cents per share

MINNEAPOLIS--(BUSINESS WIRE)--November 16, 2009--Clearfield, Inc. (Nasdaq:CLFD) today announced results for the fourth quarter and fiscal year ended September 30, 2009. The Company reported net income of $3,785,000 ($0.31 per diluted share) for fiscal year 2009 compared to $1,514,000 ($0.13 per diluted share) for fiscal 2008. Net income consisted of $1,211,000 in income from operations, compared to $997,000 in fiscal year 2008, an increase of 22%, as well as $201,000 in interest and other income, which compared to $313,223 in fiscal year 2008. Additionally, the reversal of a portion of the valuation allowance associated with the Company’s deferred tax assets, consisting primarily of net operating loss carry forwards, added approximately $2,372,000 in income for the fourth quarter of fiscal 2009. In fiscal year 2008, the Company recorded a valuation allowance against the full amount of the deferred tax assets due to uncertainties related to its ability to utilize it’s deferred tax assets.

Revenue for fiscal year 2009 was $24,945,000 in comparison to $23,494,000 for fiscal year 2008, an increase of 6%. Gross profit was $8,871,000 for fiscal year 2009 in comparison to $7,852,000 for the prior year period, an increase of 13%. Gross profit as a percentage of revenue for the year ended September 30, 2009 was 35.6%, up 2.2% from the year ended September 30, 2008. The increase in gross profit was the result of our ongoing efforts to improve manufacturing efficiencies, global sourcing strategies as well as an increasing percentage of our revenues coming from the delivery of branded products to the broadband service provider community.

Cash and investments at September 30, 2009 total $9,680,000 compared to $7,478,000 at September 30, 2008, an increase of $2,202,000.

Revenue by Customer Mix

Revenues to commercial data networks and broadband service providers who are responding to the global demand for fiber to the premise (FTTp) connectivity amounted to $21,390,000, an increase of 16.5% from the previous year. Revenues associated with contract manufacturing for original equipment manufacturers outside of the telecommunications market were $3,555,000, down 31% from the previous year.

Reversal of Deferred Tax Valuation Allowance

During the fiscal year, Clearfield reversed a portion of its valuation allowance on its deferred tax assets in the amount of $2,464,000. This recognition was the result of an evaluation of our historical net operating losses and our more recent history of nine consecutive quarters of profitability. The Company assessed the likelihood that its deferred tax assets would be recovered from future taxable income and, in the fourth quarter of fiscal year 2009, determined that recovery was more likely than not based upon the totality of the circumstances. The amount of the valuation allowance reversal was based on management’s estimates of taxable income by jurisdiction and the period over which the Company believes deferred tax assets will be recoverable.

Fourth Quarter Reporting

Revenue for the fourth quarter of fiscal 2009 was $6,619,000 an 8% reduction from $7,188,000 for the fourth quarter of fiscal 2008. Income from operations was $332,000 compared to $715,000 for the same period for the prior year. The net income tax benefit for the fourth quarter is $2,472,000 (or $0.20 per diluted share). Fiscal fourth quarter income before taxes was $378,000 compared to $777,000 for the prior year. The decline in revenue for the quarter was primarily attributable to the slowdown in demand from customers purchasing contract manufacturing services from the Company.

Comments on Operations and Market Conditions

“Fiscal year 2009 revenue and income from operations reflect the Company’s second consecutive year of growth and profitability resulting from increasing acceptance of the Clearview Cassette and the associated FieldSmart fiber management platform,” commented Cheri Beranek, President and CEO of Clearfield.

“A number of companies in the broadband markets are experiencing a market slowdown that many have attributed to the delay of funding through the American Recovery and Reinvestment Act,” continued Beranek. “Clearfield has not been immune to these conditions. A very limited portion of these funds have currently been released. While we remain confident of the Company’s position to gain market share in fiscal year 2010, we anticipate that the broadband connectivity market during the early stages of this funding period may be sluggish.”

“Clearfield remains focused on two primary directives,” Beranek said. “We are committed to enhancing our global competitiveness by expanding our presence in the FTTp marketplace. Our efforts are targeted at an expansion of our product portfolio and brand recognition. Secondly, our team is working tirelessly on improving our operating margins through the ongoing design improvements to our product to capture manufacturing efficiencies and the continuation of global sourcing strategies.”

About Clearfield, Inc.

Clearfield, Inc. designs and manufactures the FieldSmart Fiber Management Platform, which includes its latest generation FieldSmart Fiber Crossover Distribution System (FxDS), FieldSmart Fiber Scalability Center (FSC) and FieldSmart Fiber Delivery Point (FDP) series. The FxDS, FSC and FDP product lines support a wide range of panel configurations, densities, connectors and adapter options, and are offered alongside an assortment of passive optical components. Clearfield provides a complete line of fiber and copper assemblies for inside plant, outside plant and access networks. Clearfield is a public company, traded on Nasdaq:CLFD. www.ClearfieldConnection.com

Forward-Looking Statements

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation the effect of the significant downturn in the U.S. economy on Clearfield’s customers; the impact of the American Recovery and Reinvestment Act or any other legislation on customer demand and purchasing patterns; cyclical selling cycles; need to introduce new products and effectively compete against competitive products; dependence on third-party manufacturers; limited experience in manufacturing, reliance on key customers; rapid changes in technology; the negative effect of product defects; the need to protect its intellectual property; the impact on its financial results or stock price of its ability to use its deferred tax asset, consisting primarily of net operating loss carryforwards, to offset future taxable income; the valuation of its goodwill and the effect of its stock price, among other factors, on the evaluation of goodwill; and other factors set forth in Clearfield’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update such statements to reflect actual events.

Clearfield, Inc. CONDENSED STATEMENT OF OPERATIONS (unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2009	2008	2009	2008

Revenues	$6,618,907	$7,188,484	$24,944,837	$23,493,796

Cost of sales	4,264,713	4,659,503	16,073,817	15,641,961

Gross profit	2,354,194	2,528,981	8,871,020	7,851,835

Operating expenses
Selling, general and administrative	1,991,843	1,813,598	7,628,495	6,854,934
Gain on disposal of assets	30,794	-	31,144	-
	2,022,637	1,813,598	7,659,639	6,854,934

Income from operations	331,557	715,383	1,211,381	996,901

Interest income	41,164	51,052	124,922	268,063
Interest expense	(925)	(2,219)	(5,676)	(10,721)
Other income	5,992	12,799	81,810	55,881
	46,231	61,632	201,056	313,223
Income before income taxes	377,788	777,015	1,412,437	1,310,124

Income tax (expense) benefit	2,471,565	(22,355)	2,372,472	(93,303)
Net income from continuing operations	2,849,353	754,660	3,784,909	1,216,821

Total income from discontinued operations	-	-	-	297,439
Net income	$2,849,353	$754,660	$3,784,909	$1,514,260

Net income per share:
Continuing operations	$0.24	$0.06	$0.32	$0.10
Discontinued operations	$0.00	$0.00	$0.00	$0.03
Basic	$0.24	$0.06	$0.32	$0.13
Diluted	$0.23	$0.06	$0.31	$0.13

Weighted average shares outstanding:
Basic	11,950,071	11,938,131	11,941,116	11,938,131
Diluted	12,362,555	11,938,131	12,046,539	11,938,131

Clearfield, Inc CONDENSED BALANCE SHEET (unaudited -continued)

	September 30, 2009	September 30, 2008
Assets
Cash and cash equivalents	$4,731,735	$4,333,709
Short-term investments	2,108,566	-
Accounts receivable, net	2,723,414	2,533,447
Inventories	1,153,862	2,088,769
Other current assets	180,635	115,344
Property, plant and equipment, net	1,319,492	1,604,202
Long-term Investments	2,840,000	3,036,000
Deferred taxes-long term	2,231,990	-
Other assets	3,139,065	3,287,666
Total assets	$20,428,759	$16,999,137

Liabilities
Current liabilities	$2,493,006	$3,116,894
Long-term liabilities	87,942	289,626

Shareholders’ equity
Common stock	119,746	119,381
Additional paid-in capital	52,372,139	52,166,219
Accumulated deficit	(34,644,074)	(38,428,983)
Accumulated other comprehensive loss	-	(264,000)
Total shareholders’ equity	17,847,811	13,592,617

Total liabilities and shareholders’ equity	$20,428,759	$16,999,137

CONTACT:
Clearfield, Inc.
Cheryl P. Beranek, 763-476-6866
Chief Executive Officer and President
Investor-relations@clfd.net